Exhibit 99.1

Hercules Technology Growth Capital Announces First Quarter 2013 Financial Results and Raises Quarterly Cash Dividend to $0.27 per Share, up $0.02 From Fourth Quarter 2012, an Increase of Approximately 8.0%

  Record high total investment income of $31.0 million, up 38.4% from Q1 2012
  Record high total investment assets of approximately $968.0 million up 39.4% from Q1 2012
  Q1 total commitments of approximately $224.0 million, an increase of 121.1% from Q1 2012
  Q1 2013 NII of approximately $15.0 million, or $0.27 per share, up 31.6% from Q1 2012
  Q1 DNOI of $16.2 million, or $0.30 per share, up 32.8% from Q1 2012
  Strong liquidity position with approximately $311.9 million available at quarter end
  Kroll Bond Rating Agency ("KBRA") assigned an investment grade corporate rating of BBB+; outstanding Senior Unsecured Notes also rated BBB+

PALO ALTO, Calif.--(BUSINESS WIRE)--May 2, 2013--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries, at all stages of development, announced today its financial results for the first quarter ended March 31, 2013.

The Company also announced that its Board of Directors has declared a first quarter cash dividend of $0.27 per share, that will be payable on May 21, 2013, to shareholders of record as of May 14, 2013.

First Quarter 2013 Highlights:

  Originated approximately $224.0 million in total debt and equity commitments to new and existing portfolio companies, up 121.1% compared to the first quarter of 2012.
  Funded approximately $138.3 million of debt and equity investments during the first quarter, including approximately $35.0 million related to the renewal of an existing debt investment, an increase of 112.9% compared to the first quarter of 2012.
  Received approximately $76.0 million in principal repayments, including approximately $35.0 million of principal repayments related to a renewal of an existing debt investment, $9.1 million of early principal repayments and approximately $31.9 million in scheduled principal payments.
  Record high total investment income of approximately $31.0 million, an increase of 38.4%, in the first quarter of 2013, compared to $22.4 million for the first quarter of 2012.
  Increased NII during the quarter by 31.6% to approximately $15.0 million, as compared to $11.4 million in the first quarter of 2012. NII per share was $0.27 on approximately 53.7 million outstanding shares for the first quarter of 2013 compared with NII of $0.24 per share for the first quarter of 2012.
  Increased DNOI by 32.8% to approximately $16.2 million compared to $12.2 million in the first quarter of 2012. DNOI per share was $0.30 on approximately 53.7 million outstanding shares for the first quarter of 2013 compared with DNOI of $0.26 per share for the first quarter of 2012.
  Record high total investment assets increased 39.4% year over year to approximately $968.0 million as of March 31, 2013, compared to $694.5 million as of March 31, 2012.

  Increased the quarterly dividend by $0.02, or approximately 8.0%, to $0.27 per share payable on May 21, 2013, to shareholders of record as of May 14, 2013; the thirty-first consecutive dividend since inception bringing total dividends declared since inception to $8.16 per share.

“Our first quarter results reflect a great start to 2013. Our investment assets grew 39.4% year-over-year to nearly the billion dollar mark which has translated into record total investment income for the quarter and increased dividends for our shareholders,” said Manuel A. Henriquez, President and Chief Executive Officer of Hercules. “Our warrant portfolio, representing investments in 117 venture backed companies, five of which are on file with the SEC Form S-1 registration statements to complete their initial public offerings, provides additional potential value to our shareholders.”

Henriquez, continued, “We see strong demand for venture capital investments in the marketplace but will remain focused on maintaining our conservative underwriting discipline for controlled growth of our investment portfolio. We are well positioned with a strong balance sheet and ample liquidity from which to grow our investment portfolio of America's most innovative and highly disruptive venture capital-backed companies in 2013."

First Quarter Review and Operating Results

Investment Portfolio

As of March 31, 2013, 98.5% of the Company’s debt investments were in a senior secured first lien position, and 98.8% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $224.0 million to new and existing portfolio companies, which includes a $35.0 million renewal of an existing debt investment, during the first quarter.

The Company funded approximately $138.3 million of debt and equity investments to new and existing portfolio companies, which includes $35.0 million related to the renewal of an existing debt investment, during the first quarter.

Hercules received approximately $76.0 million in principal repayments, including approximately $35.0 million of principal repayments related to a renewal of an existing debt investment, $9.1 million of early principal repayments and approximately $31.9 million in scheduled principal payments.

Net investment growth on Hercules’ portfolio was approximately $63.4 million on a cost basis for the first quarter, which includes approximately $1.1 million of net fee accretion.

Hercules recorded approximately $1.7 million of net unrealized depreciation from its loans, warrant and equity investments during the first quarter.

A break-down of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 12/31/12	$833.2	$49.0	$32.1	$914.3
Net activity during Q1 2013*	60.7	2.6	0.1	63.4
Balances at Cost at 03/31/2013	$893.9	$51.6	$32.2	$977.7
Q/Q Change in Cost	7.3%	5.3%	0.2%	6.9%

	Loans	Equity	Warrants	Total
Balances at Value at 12/31/2012	$827.5	$49.2	$29.6	$906.3
Net activity during Q1 2013*	60.7	2.6	0.1	63.4
Net unrealized appreciation / (depreciation)	(7.2)	1.9	3.6	(1.7)
Balances at Value at 03/31/2013	$881.0	$53.7	$33.3	$968.0
Q/Q Change in Value	6.5%	9.2%	12.5%	6.8%

*Net activity includes fee and OID collections and amortization during the quarter

Unfunded Commitments

As of March 31, 2013, Hercules had unfunded debt commitments of approximately $137.1 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $83.6 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available.

Signed Term Sheets

Hercules finished the first quarter of 2013 with approximately $93.0 million in signed non-binding term sheets with seven new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the first quarter was 14.3%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the adjusted effective yield for the first quarter of 2013 was 13.8%, up approximately 20 basis points from the adjusted effective yield in the fourth quarter of 2012 of 13.6%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 117 portfolio companies, with a fair value of approximately $33.3 million at March 31, 2013.

As of March 31, 2013, five portfolio companies had filed Form S-1 Registration Statements with the SEC in contemplation of a potential initial public offering:

1. ADMA Biologics, Inc.

2. iWatt, Inc.

3. Omthera Pharmaceuticals, Inc. (completed its initial public offering “IPO” April 2013)

4. Paratek Pharmaceuticals, Inc.

5. One company filed a Form S-1 Registration confidentially under the JOBS Act

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Subsequent to quarter end, one additional portfolio company filed its Form S-1 Registration Statement with the SEC:

1. Portola Pharmaceuticals, Inc.

Income Statement

Total investment income in the first quarter of 2013 was approximately $31.0 million compared to approximately $22.4 million in the first quarter of 2012.

Interest expense and loan fees were approximately $8.7 million during the first quarter of 2013 as compared to $5.0 million in the first quarter of 2012.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 5.9% in the first quarter of 2013 versus 6.8% during the first quarter of 2012.

Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2013 was $7.2 million as compared to $6.0 million for the first quarter of 2012.

During the first quarter of 2013, the Company recorded approximately $1.7 million of net unrealized depreciation from its loans, warrant and equity investments. Of the $1.7 million of unrealized depreciation, $4.8 million of appreciation was due to market or yield adjustments in fair value determinations, $5.7 million of depreciation was primarily attributable to collateral based impairments on investments in three portfolio companies and $800,000 of depreciation was related to sales of warrant and equity investments.

A break-down of the net unrealized depreciation in the investment portfolio is highlighted below:

	Three Months Ended March 31, 2013
(in millions)	Loans	Equity	Warrants	Total

Collateral based impairments	$ (5.7)	$ -	$ -	$(5.7)
Reversals of Prior Period Collateral based impairments	-	-	-	-

Reversals due to Warrant/Equity sales and write-offs	-	0.2	(1.0)	(0.8)
Reversals due to Loan Payoffs	-	-	-	-

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	-	0.1	0.2	0.3
Level 3 Assets	(1.5)	1.6	4.4	4.5
Total Fair Value Market/Yield Adjustments	(1.5)	1.7	4.6	4.8

Total Investment Unrealized Appreciation/(Depreciation)	$ (7.2)	$ 1.9	$ 3.6	$(1.7)

Hercules recognized net realized gains of approximately $2.0 million during the first quarter of 2013, including $3.6 million of gains from the sale of investments in three portfolio companies partially offset by the liquidation of the Company’s investments in five portfolio companies of approximately $1.6 million.

Cumulative net realized losses on investments since October 2004 to date total approximately $45.0 million, on a GAAP basis. When compared to total commitments of approximately $3.6 billion over the same period, the net realized loss since inception represents approximately 1.3% of total commitments or an annualized loss rate of approximately 15 basis points.

NII – Net Investment Income

NII for the first quarter of 2013 was approximately $15.0 million, compared to $11.4 million in the first quarter of 2012, representing an increase of approximately 31.6%. NII per share increased 12.5% for the first quarter of 2013, to $0.27 based on 53.7 million basic weighted shares outstanding, compared to $0.24 based on 47.0 million basic weighted shares outstanding in the first quarter 2012.

DNOI - Distributable Net Operating Income

DNOI for the first quarter was approximately $16.2 million or $0.30 per share, as compared to $12.2 million or $0.26 per share in the first quarter of 2012. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors increased the quarterly dividend by $0.02, or approximately 8.0%, and has declared a first quarter cash dividend of $0.27 per share that will be payable on May 21, 2013 to shareholders of record as of May 14, 2013. This dividend would represent the Company’s thirty-first consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $8.16 per share.

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of March 31, 2013, approximately 100.0% would be from ordinary income and spillover earnings from 2012. However there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2013 distributions to shareholders will actually be.

Share Repurchases

Hercules’ share repurchase program expired in February 2013. During the first quarter of 2013 the Company did not repurchase shares of its common stock under this program.

Liquidity and Capital Resources

The Company ended the first quarter with approximately $311.9 million in available liquidity, including $206.9 million in cash and $105.0 million in credit facility availability.

In March 2013, Hercules closed a public offering of 8.1 million shares of its common stock at a price of $11.90 per share, resulting in gross proceeds of approximately $95.8 million, before deducting estimated offering expenses.

As of March 31, 2013, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility. Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at March 31, 2013 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%.

Hercules has access to $30.0 million under the Union Bank facility. As of March 31, 2013, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

Pricing at March 31, 2013 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%.

At March 31, 2013, Hercules had approximately $225.0 million in outstanding debentures under the SBIC program, which is the maximum amount of debentures allowed under the SBIC program.

Hercules’ debt to equity, or leverage, ratio at March 31, 2013 was approximately 95.4%. However, if the outstanding cash at March 31, 2013 of approximately $206.9 million was deducted from total debt of approximately $587.1 million and divided by total equity of approximately $615.6 million, then the net leverage ratio would be approximately 61.8%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to leverage an additional $253.4 million, bringing the maximum potential leverage to $840.6 million, or approximately 136.5%, as of March 31, 2013.

As of March 31, 2013, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 329.1%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

At March 31, 2013, the Company’s net assets were approximately $615.6 million, an increase of 26.8% as compared to $485.4 million as of March 31, 2012 and $516.0 million as of December 31, 2012.

As of March 31, 2013, net asset value per share was $10.00 on 61.6 million outstanding shares, compared to $9.76 on 49.7 million outstanding shares and $9.75 on 52.9 million outstanding shares as of March 31, 2012 and December 31, 2012, respectively.

Portfolio Asset Quality

As of March 31, 2013, grading of the loans portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$154.8 million or 17.6% of the total portfolio
Grade 2	$580.8 million or 65.9% of the total portfolio
Grade 3	$134.6 million or 15.3% of the total portfolio
Grade 4	$5.3 million or 0.6% of the total portfolio
Grade 5	$5.5 million or 0.6% of the total portfolio

At March 31, 2013, the weighted average loan grade of the portfolio was 2.03 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.06 as of December 31, 2012 and 2.08 as of March 31, 2012. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of April 29, 2013, Hercules has:

a. Closed commitments of approximately $20.0 million to new and existing portfolio companies, and funded approximately $28.0 million since the close of the first quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $179.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-13 Closed Commitments	$224.0
Q2-13 Closed Commitments (as of April 29, 2013)	$20.0
Total 2013 Closed Commitments (a)	$244.0
Pending Commitments (as of April 29, 2013)(b)	$179.0
Year-to-date 2013 Closed and Pending Commitments	$423.0

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In April 2013, Japanese company Ajinomoto Co., Inc. (TYO: 2802) completed its acquisition of Hercules portfolio company Althea Technologies.

3. In April 2013, Hercules portfolio company Portola Pharmaceuticals, Inc., filed its initial public offering "IPO" Form S-1 registration statement to complete its initial public offering.

4. In April 2013, Omthera Pharmaceuticals, Inc., (“OMTH”) completed its initial public offering of 8,000,000 shares of its common stock at $8.00 per share.

5. Kroll Bond Rating Agency ("KBRA") has assigned Hercules an investment grade corporate rating of BBB+. In addition, the Company’s two outstanding bond issuances of 7.00% Senior Notes due 2019, which trade on the NYSE under the symbols “HTGZ” and “HTGY,” were assigned a rating of BBB+. Earlier today, KBRA issued a statement announcing the issuance of the ratings and discussing the underlying analyses.

Conference Call

Hercules has scheduled its first quarter 2013 financial results conference call for May 2, 2013 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 35896020.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.6 billion to over 230 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

	March 31,	December 31,
(dollars in thousands, except per share data)	2013 (unaudited)	2012
Assets
Investments:
Non-control/Non-affiliate investments	$953,788	$894,428
Affiliate investments	14,196	11,872
Total investments, at value	967,984	906,300
Cash and cash equivalents	206,928	182,994
Restricted Cash	810	-
Interest receivable	9,674	9,635
Other assets	25,790	24,714
Total assets	$1,211,186	$1,123,643

Liabilities
Accounts payable and accrued liabilities	$8,456	$11,575
Long-term Liabilities (Convertible Senior Notes)	71,707	71,436
Asset-Backed Notes	120,051	129,300
2019 Notes	170,364	170,364
Long-term SBA Debentures	225,000	225,000
Total liabilities	595,578	607,675

Net assets consist of:
Common stock, par value	62	53
Capital in excess of par value	660,833	564,508
Unrealized depreciation on investments	(8,281)	(7,947)
Accumulated realized losses on investments	(34,925)	(36,916)
Distributions in excess of investment income	(2,081)	(3,730)
Total net assets	615,608	515,968
Total liabilities and net assets	$1,211,186	$1,123,643

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	61,554	52,925
Net asset value per share	$10.00	$9.75

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2013 (unaudited)	2012
Investment income:
Interest Income
Non Control/Non Affiliate investments	28,319	20,281
Affiliate investments	610	6
Control investments	-	13
Total interest income	28,929	20,300
Fees
Non Control/Non Affiliate investments	2,028	2,067
Total fees	2,028	2,067

Total investment income	30,957	22,367
Operating expenses:
Interest	7,631	3,896
Loan fees	1,079	1,076
General and administrative	2,252	1,817
Employee Compensation:
Compensation and benefits	3,798	3,395
Stock-based compensation	1,165	808
Total employee compensation	4,963	4,203
Total operating expenses	15,925	10,992
Net investment income	15,032	11,375
Net realized (losses) gains on investments
Non Control/Non Affiliate investments	1,991	2,877
Total net realized (loss)gain on investments	1,991	2,877
Net increase (decrease) in unrealized appreciation on investments
Non Control/Non Affiliate investments	(768)	1,751
Affiliate investments	434	1,076
Control investments	-	26
Total net unrealized (depreciation) appreciation on investments	(334)	2,853
Total net realized (unrealized) gain	1,657	5,730
Net increase in net assets resulting from operations	$16,689	$17,105
Net investment income before investment gains and losses per common share:
Basic	$0.27	$0.24
Change in net assets per common share:
Basic	$0.30	$0.36
Diluted	$0.30	$0.36
Weighted average shares outstanding
Basic	53,682	47,018
Diluted	53,823	47,210

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended March 31,
	2013	2012
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$15,032	$11,375
Dividends paid on unvested restricted shares (1)	(331)	(276)
Net investment income, net of dividends paid on unvested restricted shares	$14,701	$11,099

Adjusted net investment income before investment gains and losses per common share: (2)
Basic	$0.27	$0.24

Weighted average shares outstanding
Basic	53,682	47,018

	Three Months Ended March 31,
	2013	2012
Reconciliation of Adjusted NII to Change in Net Assets
Net increase in net assets resulting from operations	$16,689	$17,105
Dividends paid on unvested restricted shares (1)	(331)	(276)
Net increase in net assets resulting from operations, net of dividends paid on unvested restricted shares	$16,358	$16,829

Adjusted Change in net assets per common share (3)
Basic	$0.30	$0.36

Weighted average shares outstanding
Basic	53,682	47,018

(1) Unvested restricted shares as of the dividend record date in the first quarter of 2013 and 2012 was approximately 1.3 million and 1.2 million, respectively.
(2) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

(3) Adjusted change in net assets per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic share, ”Adjusted NII”, and Adjusted change in net assets per basic share, consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended March 31,
Reconciliation of DNOI to Net investment income	2013	2012
Net investment income	$15,032	$11,375
Stock-based compensation	1,165	808
DNOI	$16,197	$12,183

DNOI per share-weighted average common shares
Basic	$0.30	$0.26

Weighted average shares outstanding
Basic	53,682	47,018

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
Three Months Ended
March 31, 2013
Total Debt	$587,122
Cash and cash equivalents	(206,928)
Numerator: net debt (total debt less cash and cash equivalents)	$380,194

Denominator: Total net assets	$615,608
Net Leverage Ratio	61.8%

Net leverage ratio is calculated by deducting the outstanding cash at March 31, 2013 of approximately $206.9 million from total debt of approximately $587.1 million divided by our total equity of approximately $615.6 million, resulting in a net leverage ratio of 61.8%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Sally Borg
Main, 650.289.3060 HT-HN
sborg@htgc.com
or
Market Street Partners
Linda Wells, 415-445-3236
Linda@marketstreetpartners.com